                                                                    EXHIBIT 11.1
                                                           [English Translation]

                       THRUNET EMPLOYEES' CODE OF CONDUCT

Purpose

The purpose of Thrunet Employees' Code of Conduct is to outline the criteria that Thrunet ("the Company" hereinafter) employees should demonstrate to embody the Company's vision.

Vision

The Company aims to be a business that leads by example in the information-based society through the provision of a telecom service that can give ultimate satisfaction to customers while achieving the highest possible productivity.

1. Relations with customers and shareholders

The Company's employees shall do their best to provide high-end service to customers, keep promises made to them and be ready to listen to customers' suggestions and complaints at all times. They shall also endeavor to enhance corporate value and shareholders' interests through sound and transparent business operations. They shall respect shareholders' requests and suggestions and make business-related data and materials in accordance with relevant laws and regulations.

2. Individual acts

The Company's employees shall not just think about the things that they would like to do. They shall get busy and start doing them, cooperating with each other with a high sense of responsibility, recognizing that each of them is a representative of the Company and their words and acts will directly affect the Company's future. They shall have a sense of ownership, be polite to each other, respect each other, endeavor to achieve shared objectives of the Company, and contribute to social development.

3. Private life

The Company shall respect individual employees' dignity, private and family life. The Company shall observe relevant laws and regulations, including the Labor Standard Act, and strive for the happiness of employees and their families.

4. Working environment

The Company shall do its best to provide a safe and pleasant working environment that enables employees to work creatively and productively. The Company shall not be engaged in discrimination or unfavorable treatment whatsoever against a particular race, nationality, religion, gender, aged person, etc. At work, employees shall refrain from engaging in acts or discussions that may hamper a pleasant and cooperative working atmosphere, such as verbal or physical violence, slandering against a particular religion or political affiliation, or any other acts or discussions that have nothing to do with the Company's business. Smoking or drinking alcohol inside company buildings is not permitted.

5. Use and protection of company property

      A. Use of company property

As individual owners of the Company, employees shall have the responsibility to take care of the Company's property and not to waste the Company's assets and funds. Employees shall not use the Company's property for their personal purpose. Employees shall do their best to protect the Company's property, including intangible assets like information. Employees shall refrain from bringing their personal items to their office if possible.

      B. Valuable information

Employees shall not disclose to a third party the Company's valuable information, including marketing plans, business strategies, personnel or financial information or information concerning customers, which may tarnish the Company's image or do harm to the Company's interests. They shall not disclose valuable information concerning the Company without obtaining approval from management. An employee shall consult with their superior or a manager-level employee in charge if they are not sure whether a business they handle involves valuable information concerning the Company.

      C. Information management

Employees shall handle the Company's proprietary or confidential information with the utmost care and not discuss it with unauthorized persons, including their friends or relatives or reporters, unless they have obtained approval from management in advance.

      D. Intellectual property rights

All knowledge, creative ideas, new technologies or copyrights ("intellectual properties") which falls within the Company's business category and has been developed by an employee during their employment with the Company shall become the Company's property and remain as such even after the employee leaves the Company. All intellectual properties shall be subject to this stipulation regardless of where and when they have been created and the existence of all intellectual properties shall be reported to the Company. The Company may consider giving the intellectual property right to the employee(s) who has/have participated in development of a creative idea or a new technology if it is judged that it does not affect the Company's interests.

      E. Continued obligation of confidentiality after retirement

Employees' obligation concerning the previously mentioned B. Valuable Information shall remain valid even after the termination of the employee form the Company.

6. Recording and reporting information

Employees shall maintain a high level of accuracy and honesty in recording and reporting information concerning the Company's business, including reports, notices, and expense statements. Unauthorized provision of information concerning the Company's business to a third party is strictly prohibited.

7. Conflict of interests

Employees' private life shall be respected. However, employees shall not be engaged in an act or business for their personal benefit, including the following, at the sacrifice of the Company's interests:

      A. Working for the Company's competitor

An employee shall not maintain a status, either permanent or temporary, of an employee or a consultant of a company or an organization competing with the Company, keeping in mind that they shall do what they can for the Company at all times.

      B. Acting as a supplier to the Company

No employee shall be involved in an act of supplying goods or services to the Company. No employee shall receive money or an article of value in return for giving information, advice or service related to the Company to a party supplying goods or services to the Company.

8. Involvement in politics

The Company shall not make any type of donations, including cash donations, to a political party or a political candidate. The Company shall not allow its assets to be used for a political purpose. The Company shall respect individual employees' political opinions and not obstruct employees' discussion about political matters or involvement in political activities carried out in such a way as will not interfere with the Company's business or their duty as employees of the Company. Employees may express their political opinions in their capacity as a private citizen.

9. Financial interests

Employees' shall not be engaged in an act of investment in, or transaction with, another company, including a financial institution, either directly or indirectly involving a third party, which may affect the Company's business or their duty as employees of the Company.

10. Spouses, relatives or acquaintances

Concerning employees' spouses, relatives or acquaintances of employees who work for the Company's competitor or supplier, employees shall do their best not to allow their (spouses', relatives' or acquaintances') status as such to have an impact on their (employees') duty as the Company's employees.

11. Contribution to community

As a leading telecom service provider, the Company shall endeavor to contribute to people's lives and leisure activities with high-end telecom services provided at a reasonable rate. The Company shall also strive to contribute to the nation's development through the creation of jobs, tax payment and provision of cultural and welfare programs, in addition to making efforts to establish an advanced communication infrastructure that compares favorably with those of the world's leading nations. The Company shall faithfully fulfill its responsibilities as a member of the community, including playing a leading role in environmental conservation.

1. Implementation

Thrunet Employees' Code of Conduct shall be implemented commencing January 1, 2005.

2. Implementation guidelines

The Company will adopt the Implementation Guidelines, which may be amended from time to time, so that employees may correctly understand the Code of Conduct and act in accordance with it.

3. Scope of application

Thrunet Employees' Code of Conduct shall apply to all employees and directors of the Company.